Filed pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-202913 and 333-180300-03

February 17, 2016

Pricing Supplement Addendum No. 1344 dated February 17, 2016

To the Pricing Supplement No. VLS ETN-3/A25 dated November 18, 2015,

Prospectus Supplement dated May 4, 2015 and

Prospectus dated May 4, 2015

VelocityShares™ 3x Inverse Crude Oil ETN Linked to the S&P GSCI® Crude Oil Index ER due February 9, 2032 ("ETNs")

Issuer:	Credit Suisse AG, acting through its Nassau Branch

CUSIP/ISIN:	22542D548/US22542D5480

NYSE Arca Ticker Symbol:	DWTI

Aggregate Offering Price of ETNs:	$25,259,250.00

Public Offering Price per ETN:	$252.5925

Principal Amount of ETNs:	$5,000,000

Principal Amount per ETN:	$50

Trade Date:	February 17, 2016

Settlement Date:	February 22, 2016

Agent:	Credit Suisse Securities (USA) LLC ("CSSU"), an affiliate of the Issuer

Proceeds to Issuer:	100.00% of the Aggregate Offering Price

Agent's Discount and Commission:	0.00%. However, CSSU is expected to charge normal commissions for the purchase of the ETNs and may receive all or a portion of the investor fee. In addition, CSSU may charge investors a redemption charge of up to 0.05% of the stated principal amount of any ETN that is redeemed at the investor's option. For a further description of the fees and commissions payable pertaining to the ETNs please see the section entitled "Supplemental Plan of Distribution (Conflicts of Interest)" in the accompanying pricing supplement.

You may lose some or all of your principal if you invest in the ETNs. See "Risk Factors" beginning on page PS-19 of the accompanying pricing supplement for risks relating to an investment in the ETNs.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement addendum, or the accompanying pricing supplement, prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense. The ETNs are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse